For Immediate Release

For information contact:
Yvonne Donaldson	Bob Joyce
BindView Corporation	Financial Dynamics
1-713-561-4023	1-617-747-3620
yvonne.donaldson@bindview.com	bjoyce@fd.us-com
BindView Announces Financial Results for Second Quarter of 2005
     HOUSTON – July 28, 2005 – BindView Corporation (NASDAQ:BVEW), a leading provider of IT security compliance solutions, today announced results for the second quarter ended June 30, 2005.
     Revenues for the second quarter of 2005 were $17.2 million, up 15 percent from the preceding quarter and in line with the Company’s guidance of sequential improvement over the first quarter of 2005. License revenues during the second quarter were comprised exclusively of transactions under $500,000, bringing the Company’s base revenue productivity (which excludes transactions over $500,000) within its expected quarterly range of $17 to $18 million. Revenues for the quarter were down four percent from $17.9 million in the second quarter of the prior year, primarily due to there being three transactions over $500,000 closed in the second quarter of 2004 totaling $1.7 million in license revenues.
     License revenues for the second quarter of 2005 were $7.9 million compared with $8.6 million in the second quarter of 2004. Services revenues for the second quarter of 2005 were $9.3 million, a modest increase compared with services revenues of $9.2 million in the second quarter of 2004. Services revenues were comprised of maintenance revenues of $8.1 million, up from $7.8 million in the second quarter of 2004, and professional services revenues of $1.2 million, down from $1.4 million in the same quarter of the preceding year related to a reduction in migration consulting business.
     Operating costs and expenses for the second quarter of 2005 were $17.2 million, down slightly from $17.3 million for the second quarter of 2004. Operating costs for the second quarter of 2005 included special charges totaling $1.4 million, comprised of a $1.1 million restructuring charge and $0.3 million related to the Company’s previously announced acquisition of Brightfly Consulting, a privately held IT security compliance technology provider. The restructuring charge related to organizational changes primarily in R&D and marketing operations to reduce expenses and improve operational efficiency by shifting more development to the Company’s India facility, flattening the management structure and aligning marketing initiatives with IT security compliance opportunities.
     Net loss for the second quarter of 2005 was $2.0 million ($0.04 per share), compared with a net loss of $1.5 million ($0.03 per share) in the second quarter of 2004. Excluding the special charges from both periods, the net loss for the second quarter of 2005 was $0.6 million ($0.01 per share) compared with a net loss of $1.3 million ($0.03 per share) for the second quarter of 2004.
     At June 30, 2005, the Company’s cash and short-term investments (including $2.3 million of restricted cash) were $34.0 million, compared with $40.0 million at March 31, 2005, and $34.9 million at December 31, 2004. The sequential decline in cash was primarily due to the repurchase of approximately 1.3 million shares of BindView stock for $4.1 million. At June 30, 2005, the Company had no outstanding debt.
     “While we still have work to do, I am encouraged with the progress we are making across the Company based on the changes we have implemented since the first of the year,” said BindView Chairman and Chief Executive Officer Eric J. Pulaski. “I am particularly excited about the market opportunity for our IT security compliance solutions and the new products we will release throughout the remainder of 2005. We have a robust product delivery schedule planned for the third and fourth quarters which will add significant new capabilities to our IT security compliance portfolio,” Pulaski concluded.
     “During the quarter, BindView’s new sales model began delivering productivity improvements, and we are pleased with our progress,” said BindView President and Chief Operating Officer Arshad Matin. “Specifically, our base revenue productivity level, which we define as quarterly revenue production without revenues from transactions over $500,000, was within our target range of $17 to $18 million and was primarily the result of the 41 percent sequential increase in license revenues. We are also pleased with the growth of our sales pipeline for the second half of the year that occurred in the second quarter.

     “The second quarter did not include any license transactions over $500,000 primarily due to continued progress needed in sales execution with opportunities at this range. However, we made significant progress in moving the key large transactions through the sales process and expect to close a number of those transactions in the second half of the year. Looking forward, as our sales productivity improves and our ongoing marketing initiatives are executed, we are optimistic about our ability to grow revenues from large and small transactions, and meet our revenue and profitability targets for the third quarter and the full year,” concluded Matin.
Stock Repurchase Program
     As announced on April 5, 2005, the Board of Directors has approved a stock repurchase program, whereby management of the Company may spend up to $10 million for the repurchase of BindView common stock, subject to and in accordance with Securities and Exchange Commission regulations. The Company commenced purchasing its common stock under this program on April 8, 2005, and purchased approximately 1.3 million shares of BindView common stock at an average per share price of $3.04.
Second Quarter Highlights
SQL Server Support – Announced plans to support Microsoft SQL Server 2005 and demonstrated the solution at Microsoft’s Partner Theatre during TechEd 2005. The new capabilities help auditors, and IT security personnel and administrators to quickly assess risks to SQL Server environments, with non-intrusive scanning for the largest distributed environments.
New Federal IT Capabilities – Conducted two seminars designed for the federal market on improving FISMA compliance, and simplifying the certification and accreditation (C&A) process.
Advanced HP Support – Selected by HP to provide enhanced security compliance capabilities for the new HP OpenView Compliance Manager, leveraging the Company’s powerful Compliance Center content and bv-Control platform to feed directly into the new HP OpenView Compliance Manager dashboard.
Password Self Service 8.0 – Announced new Web-enabled password reset capabilities, an integral element for global identity and IT security compliance management, with multi-language support for identity verification and profile enforcement.

New MOM Capabilities – Announced the new BindView Management Pack for Microsoft Operations Manager (MOM) 2005, providing customers with consolidated IT security compliance data views from multiple platforms, applications and databases in the MOM 2005 console.
New Novell Capabilities – Announced the availability of new releases of bv-Control for NDS eDirectory and bv-Control for NetWare, including new capabilities for ZENworks desktops and Nsure Audit.
CIITE Engagement – Announced the Company’s selection by the Consortium for Indian Information Technology Education (CIITE) to develop a video-based IT curriculum and coursework to train 3.5 million students over the next three years, along with training at 6,500 institutions across 18,000 locations in India. BindView products will be used to secure IT infrastructures of these institutions, which include more than 80,000 servers and 500,000 desktops.
INSIGHT06 User Conference – Announced plans to hold the 2006 customer, partner and consultant conference from April 24 – 28 in Las Vegas.
Issued Rapid Fire Updates: Announced checks for 12 newly identified Microsoft vulnerabilities through the Company’s Emergency Rapid Fire Update service, with follow-up best-practices webinars conducted by BindView RAZOR and Shavlik.
Financial Outlook
     For the third quarter, the Company expects revenues to range between $19.0 million and $21.0 million, and net income to range between $0.3 million ($0.01 per share) and $1.8 million ($0.03 per share). These estimates assume the Company will generate $1 million to $3 million from transactions over $500,000 in the third quarter.
     For the full year 2005, the Company expects to generate revenues of approximately $79 million and net income (before the effects of any special charges) of approximately $3.3 million ($0.06 per share). These targets assume the Company will generate, in the second half of 2005, license revenues of approximately $27.2 million compared with $21.2 million in 2004. In the second half of 2005, the Company expects license revenues from deals over $500,000 to approximate $6.0 million compared with $3.0 million in the second half of 2004. The Company believes the sales pipeline is sufficient to meet these targets, and that conversion rates on deals below $500,000 will approximate those experienced in the second quarter of 2005.

Scheduled Second Quarter 2005 Conference Call
     The Company will hold a conference call at 4:00 p.m. CDT today to provide additional comments. The call will be led by Chairman and Chief Executive Officer Eric Pulaski.

Date/Time:	July 28, 2005 – 4:00 p.m. CDT

Dial-In Numbers:	1-877-502-9272; Code 1739224 (for domestic callers)
1-913-981-5581; Code 1739224 (for international callers)

Replay Numbers:	1-888-203-1112; Code 1739224 (for domestic callers)
1-719-457-0820; Code 1739224 (for international callers)
Available at 7:00 p.m. CDT, July 28, through August 25, 2005.
A live webcast will be provided on the BindView website at http://www.bindview.com/Company/IR/Calls.cfm.
About BindView
     BindView Corporation is a global provider of IT security compliance software. BindView solutions remove barriers that limit an organization’s ability to cost effectively demonstrate due care and maintain compliance with IT security policies and regulatory mandates. BindView policy compliance; vulnerability and configuration management; and directory and access management software combine best-practices knowledge with automated controls to reduce risk and protect IT assets at the lowest cost across users, systems, applications and databases in multi-platform environments. More than 20 million licenses have shipped to 5,000 companies worldwide, spanning all major business segments and the public sector. Contact BindView via e-mail at info@bindview.com, on the web at http://www.bindview.com, and at 1-713-561-4000 or 1-800-749-8439.
# # #
Statements in this news release not based on historical fact are “forward-looking” statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of factors such as the risk factors and other matters described from time to time in BindView’s Form 10-K filings, Form 10-Q filings, and other periodic filings with the Securities and Exchange Commission, including without limitation the time required for large transactions to close and the general willingness of customers to make investments in information technology.

BindView Development Corporation
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues:
Licenses	$7,884	$8,648	$13,472	$14,560
Services	9,315	9,231	18,686	18,152

	17,199	17,879	32,158	32,712

Cost of revenues:
Licenses	176	190	354	330
Services	2,069	1,910	4,118	3,741

	2,245	2,100	4,472	4,071

Gross profit	14,954	15,779	27,686	28,641
Operating costs and expenses:
Sales and marketing	9,404	9,739	18,988	18,919
Research and development	4,601	5,396	9,194	9,972
General and administrative	2,054	2,024	4,334	3,922
Restructuring	1,142	149	1,142	149

	17,201	17,308	33,658	32,962

Operating loss	(2,247)	(1,529)	(5,972)	(4,321)
Other income, net	281	112	522	206

Loss before income taxes	(1,966)	(1,417)	(5,450)	(4,115)
Provision for income taxes	67	74	93	144

Net loss	$(2,033)	$(1,491)	$(5,543)	$(4,259)

Loss per share – basic and diluted	$(0.04)	$(0.03)	$(0.12)	$(0.09)

Number of shares used to calculate per share amounts, basic and diluted	47,595	47,432	47,745	47,380

BindView Development Corporation
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2005	2004
	(unaudited)
Cash and cash equivalents	$28,751	$25,666
Cash – restricted	2,250	2,250
Short term investments	2,983	6,974
Accounts receivable, net	6,153	14,657
Other	1,452	1,634

Total current assets	41,589	51,181

Property and equipment, net	5,987	6,664
Investments and other	579	709

Total assets	$48,155	$58,554

Accounts payable	$1,903	$3,023
Accrued liabilities	4,149	5,307
Accrued compensation	2,949	3,603
Deferred revenues	14,571	11,963

Total current liabilities	23,572	23,896

Deferred revenues	1,947	2,707
Other	1,024	1,824

Common stock	1	1
Additional paid-in capital	105,904	106,244
Accumulated deficit	(82,859)	(77,316)
Deferred stock compensation	(2,672)	(789)
Note receivable from shareholder	—	(131)
Accumulated other comprehensive income	1,238	2,118

Total shareholders’ equity	21,612	30,127

Total liabilities and shareholders’ equity	$48,155	$58,554

Common shares outstanding	48,136	47,849